Exhibit 5.1

June 25, 2026

Aether Holdings, Inc.

110 Charlton Street, Unit RET B

New York, New York 10014

Re: At-The-Market Offering pursuant to Registration Statement on Form S-3 (Registration No. 333-296182)

Ladies and Gentlemen:

We have acted as counsel to Aether Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time by the Company of up to $10,998,532 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to that certain At The Market Offering Agreement, dated June 25, 2026, by and between the Company and Rodman & Renshaw LLC. The Shares will be offered and sold pursuant to the prospectus supplement, dated June 25, 2026 (the “Prospectus Supplement”), supplementing the base prospectus (the “Base Prospectus,” and together with the Prospectus Supplement, collectively, the “Prospectus”), that forms a part of the Company’s shelf registration statement on Form S-3 (Registration No. 333-296182) (such registration statement, including documents incorporated by reference therein, the “Registration Statement”) which was declared effective by the Securities and Exchange Commission (the “Commission”) on June 2, 2026.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates, and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below.

In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, that each individual executing any of the documents, whether on behalf of such individual or another person, is legally competent to do so, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

Based upon, and subject to, the foregoing, it is our opinion that the Shares, when issued, sold and delivered will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on, and is limited to the General Corporation Law of the State of Delaware, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof and to the use of the name of our firm therein and under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Venable LLP